Exhibit 5.3
Gerard A. Chamberlain
2431 Brown Street
Philadelphia, PA 19130
January 12, 2009
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

Re:	Wilmington Trust Corporation Issuance of Series A Preferred Stock, Warrant, and Common Stock
Ladies and Gentlemen:
I have served as counsel to Wilmington Trust Corporation, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 2, dated January 12, 2009, which amends the Post-Effective Amendment No. 1, dated September 22, 2008 (collectively, the “Post-Effective Amendments”), which amended the automatic shelf registration statement on Form S-3 (File No. 333-147694) (as amended by the Post-Effective Amendments, the “Registration Statement”) filed on November 29, 2007 with the Securities and Exchange Commission (the “Commission”) relating to the offering and resale from time to time by selling security holders on a continuous basis as set forth in the prospectus of the Company dated January 12, 2009 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus, of up to 330,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the “Series A Preferred Stock”), a warrant (the “Warrant”) to purchase up to 1,856,714 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), and the 1,856,714 shares of the Common Stock issuable upon exercise of the Warrant. The Series A Preferred Stock and the Warrant were originally issued by the Company pursuant to a Letter Agreement and a Securities Purchase Agreement as described in the Prospectus constituting a part of the Registration Statement.
In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or advisable for the purposes of this opinion. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies and other electronic transmissions). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For the purposes of this opinion letter, I have assumed that, at or prior to the time of the issuance and sale of any shares of the Common Stock being registered pursuant to the Registration Statement : (1) no stop order will have been issued in respect of the Registration Statement; (2) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Common Stock; (3) the number of shares of Common Stock to be issued upon exercise of the Warrant will be available for issuance under the Company’s Amended and Restated Certificate of Incorporation at the time of such issuance; and (4) the Company shall not have effected any material change to its Amended and Restated Certificate of Incorporation or By laws.
I also have assumed that the Common Stock to be issued upon exercise of the Warrant will be issued and delivered against receipt of the consideration set forth in the Warrant.
Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, I am of the opinion that (1) the Series A Preferred Stock and the Warrant have been duly authorized and validly issued and are fully paid and non-assessable pursuant to Delaware’s General Corporation Law and (2) the Common Stock, when issued, delivered, and paid for in accordance with the terms of the Warrant, will have been duly authorized, validly issued, fully paid, and non-assessable pursuant to the provisions of Delaware’s General Corporation Law.

Wilmington Trust Corporation
January 12, 2009

This opinion letter is based as to matters of law solely on Delaware’s General Corporation Law. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, “Delaware’s General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting such provisions.
I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 2, dated January 12, 2009, and to being named under the caption “Experts” in the prospectus included in the Registration Statement and under the caption “Validity of Securities” in the prospectus supplement with respect to the matters stated herein. In giving that consent, I do not admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
This opinion is intended solely for your benefit in connection with the transaction described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated or furnished to, reproduced, filed publicly, or used or relied upon by, any other person or entity for any other purpose without my express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Very truly yours,
/s/ Gerard A. Chamberlain

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